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                                  EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Evans Bancorp, Inc.:

We consent to the incorporation by reference in the Registration Statements (No. 333-106655) on Form S-8 and (No. 333-34347) on Form S-3D of Evans Bancorp, Inc. of our report dated March 8, 2005, with respect to the consolidated balance sheets of Evans Bancorp, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, which report appears in the December 31, 2004 Annual Report on Form 10-K of Evans Bancorp, Inc.

/s/ KPMG LLP
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Buffalo, New York
March 28, 2005

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